BIOTEN GENERAL PARTNERSHIP
                             FOURTH QUARTER 1998

(i) In June 1998, the BIOTEN Partnership formed a special purpose offshore company in Mauritius called BIOTEN GPM to serve as a provider in connection with BIOTEN Partnership's proposed Opportunity in India.

     BIOTEN Partnership is currently in the final stage of testing components necessary to commence full capacity start-up by the end of second quarter of 1999 at its Tennessee facility. EUA is currently in negotiations with a third party investor for the restructuring of BIOETN Partnership into a corporation. EUA intends to transfer its total partnership investment of $13.5 million at December 31, 1998 into a non-voting preferred interest in a newly formed corporation. EUA has provided funding through February 28, 1999. EUA BIOTEN has issued a collateralized promissory note to BIOTEN General Partnership to provide funding through December 31, 1999.

     Financial information is provided only through October 31, 1998. EUA anticipates the restructuring of BIOTEN to be effective November 1, 1998.

(ii) EUA Energy Investment advanced $822,000 in loans to BIOTEN in the fourth quarter of 1998. On a cumulative basis EUA Energy has invested $13,852,543 in BIOTEN, which includes amounts funded under the Research and Development Agreement prior to the formation of the Partnership.

(iii) Services were provided by 3 EUA Service Corporation staff personnel in the following areas:
                    a.  Marketing and planning
                    b.  Budgeting and funding requirements
                    c.  Construction management & scheduling

(iv)  BIOTEN's Financial Statements through October 31, 1998.

                          BIOTEN GENERAL PARTNERSHIP
                    CONSOLIDATED CONDENSED BALANCE SHEET
                            October 31, 1998
                                  (Unaudited)
                           (In Thousands of Dollars)

                                 ASSETS
Fixed Assets:
    Equipment, net                                 $12,728
    Land                                                48
          Total fixed Assets                        12,776
Current Assets:
    Cash and temporary Cash Investments               (124)
    Prepaid expenses                                    30
          Total Current Assets                         (94)

Other Assets:
    Intangible assets                                  776
TOTAL ASSETS                                       $13,458

         LIABILITIES AND PARTNERSHIP CAPITAL

Current Liabilities:
    Due to partners - current maturities            $  255
    accrued expenses                                 1,959
         Total Current Liabilities                   2,214

Other Liabilities:
    Due to partners                                  7,749
         Total Other Liabilities                     7,749

Partners' Capital:
    Partners' Capital - EUA Bioten                   3,420
    Partners' Capital - Bioten LLC                      75
         Total Partners' Capital                     3,495

Total Liabilities and Partnership Capital          $13,458


                        BIOTEN GENERAL PARTNERSHIP
                        CONDENSED INCOME STATEMENT
      For the Quarter ended and year to date period ended October 31, 1998
                                   (Unaudited)
                          (In Thousands of Dollars)

                                     QUARTER ENDED              YTD


Operating Income                              $0                 $0

Operating Expenses:
    General and Administrative Expenses      (22)               562
          Total Operating Expenses           (22)               562
Operating Income (Loss)                       22               (562)
Interest Expense, net                          9                 83
Net Income (Loss)                           ($13)             ($645)


                         BIOTEN GENERAL PARTNERSHIP
                          STATEMENT OF CASH FLOWS
                      For the Ten Months Ended October 31, 1998
                                  (Unaudited)
                           (In Thousands of Dollars)

Operating Activities:
    Net Income (Loss)                                $(645)
    Net change in current assets and liabilities       753
       Net Cash (used in) Operating Activities         108
Investing Activities:
    Capital Expenditures                            (4,001)
       Net cash (used in) Investing Activities      (4,001)
Financing Activities:
    Capital Contributions and working Capital notes  3,616
       Net cash provided from Financing Activities   3,616
    Net (decrease) in cash                            (277)
Cash at December 31, 1997                              153
Cash at December 31, 1998                            ($124)